Exhibit (q)(12)

POWER OF ATTORNEY

I, the undersigned Trustee or officer of PIMCO Funds: Multi-Manager Series, hereby severally constitute and appoint each of E. Blake Moore, Newton B. Schott, Jr., R. Wesley Burns, Jeffrey M. Sargent and Stephen King, and each of them singly, with full powers of substitution and resubstitution, my true and lawful attorney, with full power to him to sign for me, and in my name and in the capacity indicated below, any and all amendments (including post-effective amendments) to the Registration Statement of PIMCO Funds: Multi-Manager Series on Form N-1A and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.

Name:	Capacity:	Date:

E. Blake Moore, Jr.	President and Chief Executive Officer	January , 2005

John P. Hardaway	Treasurer and Principal Financial and Accounting Officer	January , 2005

Donald P. Carter	Trustee	January , 2005

E. Philip Cannon	Trustee	January , 2005

Gary A. Childress	Trustee	January , 2005

Theodore J. Coburn	Trustee	January , 2005

W. Bryant Stooks	Trustee	January , 2005

/s/ Gerald M. Thorne Gerald M. Thorne	Trustee	January 8, 2005